Exhibit (d)(20)(ii)

BRIGHTHOUSE FUNDS TRUST I

AMENDMENT NO. 1 TO THE INVESTMENT SUBADVISORY AGREEMENT

(Invesco Balanced-Risk Allocation Portfolio)

This Amendment No. 1 to the Investment Subadvisory Agreement dated August 4, 2017 (the “Agreement”), by and between Brighthouse Investment Advisers, LLC (the “Adviser”) and Invesco Advisers, Inc. (the “Subadviser”), with respect to the Invesco Balanced-Risk Allocation Portfolio, a series of the Brighthouse Funds Trust I, is entered into effective as of August 4, 2017.

WHEREAS the Agreement provides for the Subadviser to provide certain investment advisory services to the Adviser, for which the Subadviser is to receive agreed-upon fees; and

WHEREAS the Adviser and the Subadviser desire to make certain changes to the Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the Adviser and the Subadviser hereby agree that the Agreement is amended as follows:

1. Effective as of August 4, 2017, Schedule A is amended to read as follows:

Percentage of average daily net assets of the Portfolio assets allocated to the Subadviser by the Adviser

Invesco Balanced-Risk Allocation Portfolio	0.375% on the first $250 million;
0.350% on the next $500 million;
0.325% on the next $250 million; and
0.300% on assets over $1 billion

For the purpose of calculating the sub-advisory fee for the portfolios for which the Adviser allocates investment advisory services to the Subadviser, which currently include the Invesco Balanced Risk Allocation Portfolio, Invesco Comstock Portfolio, and Invesco Small Cap Growth Portfolio (collectively, with the intent to include any portfolios for which the Adviser allocates investment advisory services to the Subadviser at any given point in time, the “Invesco Subadvised Portfolios”), the Subadviser applies the following fee discount to the fee computed under the schedule above based on the average daily aggregate net assets of the Invesco Subadvised Portfolios when the amount of aggregate assets in the Invesco Subadvised Portfolios is $2.5 billion or higher: 1.5% fee reduction for assets between $0 billion and $2.5 billion, 3.0% fee reduction for assets between $2.5 billion and $5 billion, 5.0% fee reduction for assets between $5 billion and $7.5 billion, 7.5% fee reduction for assets between $7.5 billion and $10 billion, and 10% fee reduction for assets greater than $10 billion. When the amount of aggregate assets in the Invesco Subadvised Portfolios is less than $2.5 billion, the foregoing fee discount does not apply.

2. Effective as of June 1, 2019, Schedule A is amended to read as follows:

Percentage of average daily net assets of the Portfolio assets allocated to the Subadviser by the Adviser

Invesco Balanced-Risk Allocation Portfolio	0.375% on the first $250 million;
0.350% on the next $500 million;
0.325% on the next $250 million; and
0.300% on assets over $1 billion

For the purpose of calculating the sub-advisory fee for the portfolios for which the Adviser allocates investment advisory services to the Subadviser, which currently include the Invesco Balanced Risk Allocation Portfolio, Invesco Comstock Portfolio, Invesco Small Cap Growth Portfolio, and Invesco Global Equity Portfolio (collectively, with the intent to include any portfolios for which the Adviser allocates investment advisory services to the Subadviser at any given point in time, the “Invesco Subadvised Portfolios”), the Subadviser applies the following fee discount to the fee computed under the schedule above based on the average daily aggregate net assets of the Invesco Subadvised Portfolios when the amount of aggregate assets in the Invesco Subadvised Portfolios is $2.5 billion or higher: 1.5% fee reduction for assets between $0 billion and $2.5 billion, 3.0% fee reduction for assets between $2.5 billion and $5 billion, 5.0% fee reduction for assets between $5 billion and $7.5 billion, 7.5% fee reduction for assets between $7.5 billion and $10 billion, and 10% fee reduction for assets greater than $10 billion. When the amount of aggregate assets in the Invesco Subadvised Portfolios is less than $2.5 billion, the foregoing fee discount does not apply.

3. All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be entered into effective as of August 4, 2017.

BRIGHTHOUSE INVESTMENT ADVISERS, LLC		INVESCO ADVISERS, INC.

By:	/s/ Kristi Slavin	By:	/s/ Nicole Filingeri
Name: Kristi Slavin		Name: Nicole Filingeri
Title: President		Title: Vice President